      As filed with the Securities and Exchange Commission on May 6, 2002

                                 SCHEDULE 14-A
                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant  [_]

Check the appropriate box:
[_]Preliminary Proxy Statement [_]  Confidential, for Use of the Commission
                                       Only (as permitted by Rule 14a-6(e)(2))


[X]Definitive Proxy Statement
[_]Definitive Additional Materials
[_]Soliciting Material Pursuant to Rule 14a-12

                            Paradyne Networks, Inc.
               (Name of Registrant As Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
   [X] No Fee required
   [_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
   (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
   (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
   (5) Total fee paid:

--------------------------------------------------------------------------------
[_] Fee paid previously with preliminary materials.
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

--------------------------------------------------------------------------------
   (1) Amount previously paid:

--------------------------------------------------------------------------------
   (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
   (3) Filing Party:

--------------------------------------------------------------------------------
   (4) Date Filed:

--------------------------------------------------------------------------------

      [LOGO] PARADYNE(R)

                                                                    May 6, 2002

Dear Stockholder:

   You are cordially invited to attend the 2002 annual meeting of stockholders of Paradyne Networks, Inc., which will be held on June 11, 2002 at 10:00 a.m., local time, at our corporate headquarters, 8545 126th Avenue North, Largo, Florida 33773.

   At the annual meeting, stockholders will be asked to vote on the following matters:

  . the election of a director to serve until the 2005 annual meeting of stockholders;

  . the adoption of an amendment to our amended and restated certificate of incorporation, as amended, to reduce the minimum vote required to approve amendments to the amended and restated certificate of incorporation, as amended, other than amendments of articles V, VI and VII thereof, from at least 66 2/3% to a majority of the outstanding stock entitled to vote thereon; and

  . such other business as properly may come before the annual meeting or any adjournments or postponements of the annual meeting, including, if submitted to a vote of the stockholders, a motion to adjourn the annual meeting to another time and place for the purpose of soliciting additional proxies.

   The above matters are described in the accompanying proxy statement. It is important that your stock be represented at the meeting regardless of the number of shares you hold and whether you plan to attend the meeting. You can submit your proxy voting instructions via the Internet, by touch-tone telephone or by marking and returning the enclosed proxy card. Please see the instructions on how to vote attached to the notice of proxy. The method by which you vote by proxy now will not limit your right to vote at the meeting if you decide to attend in person. If you do attend and wish to vote in person, you may simply revoke your proxy at the meeting.

   If you plan to attend the meeting, please let us know when you vote via the Internet or by touch-tone telephone or when you return your proxy card. If your shares are not registered in your name (i.e., they are held in "street name" by a bank or brokerage firm) and you would like to attend the meeting, please ask the broker, bank or other nominee holding the shares to provide you with evidence of your share ownership so that you may be admitted to the meeting. Additionally, if you are a "street name" stockholder who wishes to vote at the meeting, you will need to obtain a proxy form from the institution that holds your shares.

                                          Sincerely,

                                  /s/ Sean E. Belanger
                                          Sean E. Belanger
                                          President and Chief Executive Officer

                WE NEED YOUR PARTICIPATION. PLEASE VOTE EARLY.

                            Paradyne Networks, Inc.
                            8545 126th Avenue North
                             Largo, Florida 33773

                               -----------------

                 NOTICE OF 2002 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 11, 2002
                           10:00 A.M., EASTERN TIME

                               -----------------

   NOTICE HEREBY IS GIVEN that the 2002 annual meeting of stockholders of Paradyne Networks, Inc. will be held at our corporate headquarters, 8545 126th Avenue North, Largo, Florida 33773, on Tuesday, June 11, 2002 at 10:00 a.m., local time. The purpose of the meeting is for the stockholders to consider and vote upon:

  . the election of a director to serve until the 2005 annual meeting of stockholders;

  . the adoption of an amendment to our amended and restated certificate of incorporation, as amended, to reduce the minimum vote required to approve amendments to the amended and restated certificate of incorporation, as amended, other than amendments of articles V, VI and VII thereof, from at least 66 2/3% to a majority of the outstanding stock entitled to vote thereon; and

  . such other business as properly may come before the annual meeting or any adjournments or postponements of the annual meeting, including, if submitted to a vote of the stockholders, a motion to adjourn the annual meeting to another time and place for the purpose of soliciting additional proxies.

   Information relating to these matters is set forth in the attached proxy statement. Only stockholders of record at the close of business on April 24, 2002 are entitled to receive notice of and to vote at the annual meeting and any adjournments or postponements thereof. A list of those stockholders entitled to vote at the annual meeting will be available for inspection during normal business hours from May 31, 2002, through the time of the annual meeting on June 11, 2002 at our principal offices at 8545 126th Avenue North, Largo, Florida, for any purposes germane to the meeting. The list of stockholders will also be provided and kept at the location of the annual meeting during the whole time of the meeting, and may be inspected by any stockholder who is present.

   Your vote is important. The proposal to elect a director to serve until the 2005 annual meeting of stockholders requires the approval of a plurality of the votes represented at the annual meeting and entitled to be cast on the proposal. The proposal to adopt an amendment to our amended and restated certificate of incorporation, as amended, requires the approval of the holders of at least 66 2/3% of the outstanding stock entitled to vote on the record date.

   You are urged to read this document carefully. It is very important that your shares be represented at the annual meeting. Whether or not you expect to attend the annual meeting, please vote in any one of the following ways:

  . use the toll-free telephone number (for calls made in the United States and Canada) shown on the proxy card or voting instruction card;

  . use the Internet website shown on the proxy card or voting instruction card; or

  . mark, sign, date and promptly return the enclosed proxy card or voting instruction card in the postage paid envelope so that it will be received no later than June 10, 2002. It requires no postage if mailed in the United States.

   All shares represented by properly completed and submitted proxies that are not revoked before they are voted at the annual meeting will be voted in accordance with the specifications of the proxy. If no such specifications are made, proxies will be voted FOR the election of the director nominated by the board of directors, FOR the adoption of the amendment of our amended and restated certificate of incorporation, as amended, and FOR any adjournment or postponement of the annual meeting for the purpose of soliciting additional proxies.

   If you attend the annual meeting, you may vote in person if you wish, even though you have previously returned your proxy or submitted your vote using the telephone or the Internet. Action may be taken on the proposals set forth above at the annual meeting specified above or any dates to which the annual meeting may be adjourned or postponed.

                                          By order of the board of directors,

                                              /s/ Patrick M. Murphy
                                          Patrick M. Murphy
                                          Senior Vice President, Chief
                                            Financial Officer,
                                          Treasurer and Secretary

Largo, Florida
May 6, 2002

                                  HOW TO VOTE

Vote By Internet

   You can submit your proxy voting instructions via the Internet at the website identified on the enclosed proxy card. Internet voting is available 24 hours a day and will be accessible until 11:00 a.m. Eastern Standard Time on June 10, 2002. You will be given the opportunity to confirm that your voting instructions have been properly recorded. Our Internet voting procedures are designed to authenticate stockholders' identities by using individual control numbers. If you vote via the Internet, you do not need to return your proxy card.

Vote By Telephone

   You can submit your proxy voting instructions by touch-tone telephone by calling the toll-free phone number identified on the enclosed proxy card. Telephone voting is available 24 hours a day and will be available until 11:00 a.m. Eastern Standard Time on June 10, 2002. As with Internet voting, you will be given the opportunity to confirm that your voting instructions have been properly recorded. In addition, our telephone voting procedures are designed to authenticate stockholders' identities by using individual control numbers. If you vote via touch-tone telephone, you do not need to return your proxy card.

Vote By Mail

   If you choose to submit your proxy voting instructions by mail, please mark the enclosed proxy card, date and sign it and return it in the enclosed postage-paid envelope.

          YOU CAN SPARE US THE EXPENSE OF FURTHER PROXY SOLICITATION
     BY VOTING PROMPTLY BY PROXY IN ONE OF THE THREE WAYS DESCRIBED ABOVE.

Vote at the Annual Meeting

   You can vote in person if you attend the annual meeting. However, we encourage you to vote now by proxy in one of the three ways described above. If you then attend the annual meeting and wish to vote in person at the annual meeting, you can simply change your prior vote at the meeting. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, bank or other nominee holding the shares to provide you with evidence of your share ownership so that you may be admitted to the meeting.

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                      PAGE
                                                                      ----
     VOTING..........................................................   1
        General......................................................   1
        Quorum and Vote Required.....................................   1
        Cost of Proxy Solicitation...................................   3
     STOCK OWNERSHIP.................................................   3
     PROPOSAL 1--ELECTION OF DIRECTOR................................   6
        Nominee......................................................   6
        Information Regarding Nominees and Continuing Directors......   6
        Meetings and Committees of the Board of Directors............   8
        Director Compensation........................................   9
        Executive Officers...........................................   9
     PROPOSAL 2--AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF
       INCORPORATION.................................................  10
     EXECUTIVE COMPENSATION..........................................  12
        Summary of Compensation......................................  12
        Employment Agreements........................................  13
        Option Grants................................................  14
        Option Exercises and Fiscal Year-End Option Values...........  14
     INDEPENDENT PUBLIC ACCOUNTANTS..................................  15
        Services and Fees of PricewaterhouseCoopers LLP During 2000..  15
     *REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS........  16
     *REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS.  18
        Introduction.................................................  18
        Compensation Policy for Executive Officers...................  18
        Chief Executive Officer's Compensation.......................  19
        Policy With Respect to Deductibility of Compensation Expense.  19
        Conclusion...................................................  19
        Compensation Committee.......................................  19
     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION.....  20
     CERTAIN TRANSACTIONS............................................  20
     *STOCK PERFORMANCE GRAPH........................................  23
     SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.........  23
     STOCKHOLDERS' PROPOSALS FOR 2003 ANNUAL MEETING.................  24

* The indicated sections do not constitute soliciting material and should be not deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that we specifically incorporate any such section by reference thereon.

NOTE: We have mailed a copy of our 2001 Annual Report, which contains a copy of our 2001 Form 10-K report to the Securities and Exchange Commission, to our stockholders together with these proxy materials.

                            PARADYNE NETWORKS, INC.

                               -----------------

                                PROXY STATEMENT

                               -----------------

                  FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 11, 2002

                               -----------------

   The board of directors of Paradyne Networks, Inc., a Delaware corporation, is furnishing this proxy statement to solicit your proxy for the voting of your shares at the 2002 annual meeting of stockholders and at any adjournments or postponements thereof. We will hold the annual meeting on Tuesday, June 11, 2002 at 10:00 a.m., local time, at our corporate headquarters, 8545 126/th Avenue North, Largo, Florida 33773. /

   We are mailing this proxy statement and the accompanying proxy card to stockholders on or about May 6, 2002.

                                    VOTING

General

   The securities that can be voted at the annual meeting consist of common stock, $.001 par value per share. Each share of common stock entitles its holder to cast one vote on each matter submitted to the stockholders at the annual meeting.

   The record date for determining the stockholders who are entitled to receive notice of and to vote at the annual meeting has been fixed by the board of directors as the close of business on April 24, 2002. On the record date, 41,631,082 shares of common stock were outstanding and eligible to be voted at the annual meeting.

Quorum and Vote Required

   A majority of our shares outstanding and entitled to vote on the record date must be represented, either in person or by proxy, to constitute a quorum at the annual meeting. The proposal to elect a director to serve until the 2005 annual meeting must be approved by a plurality of the votes represented at the annual meeting and entitled to be cast on the proposal. The proposal to adopt an amendment to our amended and restated certificate of incorporation, as amended, to reduce the minimum vote required to approve amendments thereof (other than amendments of articles V, VI and VII thereof), to a majority of the outstanding stock entitled to vote thereon requires the affirmative vote of the holders of at least 66 2/3% of the shares outstanding and entitled to vote on the record date.

   As of April 15, 2002, our directors and executive officers and their affiliates beneficially owned approximately 36% of the shares of our common stock outstanding and entitled to vote.

Proxies

   All shares of our common stock represented by properly submitted proxies or voting instructions received before or at the annual meeting will, unless the proxies or voting instructions are revoked, be voted in accordance with the instructions indicated on those proxies or voting instructions. If no instructions are indicated on a properly submitted proxy or voting instruction, the shares will be voted (1) FOR the election of the director nominee named in Proposal 1, (2) FOR the adoption of an amendment of our amended and restated certificate of incorporation, as amended, described in Proposal 2 and (3) to approve those other matters, including, without limitation, adjournments or postponements for the purpose of soliciting additional proxies, that may properly come before the annual meeting at the discretion of the persons named in the proxy. You are urged to indicate how to vote your shares by marking the boxes on the proxy card or the voting instruction card or by following the instructions if submitting your proxy or voting instructions by telephone or the Internet.

   If a stockholder submits a properly executed proxy or voting instruction and the stockholder has withheld authority from voting on the election of a director to serve until the 2005 annual meeting, the common stock represented by the proxy or voting instruction will be considered present at the annual meeting for purposes of determining a quorum but will have no effect on the outcome of the nominee election. If a stockholder submits a properly executed proxy or voting instruction and the stockholder has abstained from voting on the adoption of the amendment of our amended and restated certificate of incorporation, as amended, the common stock represented by the proxy or voting instruction will be considered present at the annual meeting for purposes of determining a quorum, but will have the effect of a vote against the adoption of the amendment of our amended and restated certificate of incorporation, as amended.

   If your shares are held in an account at a brokerage firm or bank, you should instruct them on how to vote your shares. New York Stock Exchange rules determine whether proposals presented at stockholder meetings are routine or not routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A "broker non-vote" occurs when the broker or other entity is unable to vote on the proposal because the proposal is not routine and the owner does not provide any instructions.

   The New York Stock Exchange has informed us that the election of a director is a routine item and that the amendment to our amended and restated certificate of incorporation, as amended, is not a routine matter. As such, if an executed proxy card is returned by a broker or bank holding shares which indicates that the broker or bank does not have discretionary authority to vote on whether to approve the adoption of the amendment of our amended and restated certificate of incorporation, as amended, the shares will be considered present for purposes of determining the presence of a quorum, but will have the effect of a vote against the adoption of the amendment of our amended and restated certificate of incorporation, as amended.

   As to the proposal to elect a director to serve until the 2005 annual meeting, your broker or bank will have discretionary authority to vote on your behalf if you do not provide instructions on how to vote. As to the proposal to adopt the amendment to our amended and restated certificate of incorporation, as amended, your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker.

   Our annual meeting may be adjourned or postponed in order to permit further solicitation of proxies. No proxy that withholds authority with respect to the election of a director to serve until the 2005 annual meeting or against the proposal to adopt an amendment to our amended and restated certificate of incorporation, as amended, will be voted in favor of any proposal to adjourn or postpone the annual meeting in order to solicit additional proxies that is submitted to the stockholders for a vote. We do not expect any matter other than approval of the election of a director to serve until the 2005 annual meeting and approval of the adoption of an amendment to our amended and restated certificate of incorporation, as amended, will be brought before the annual meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld on the proxy card.

   A stockholder may revoke his or her proxy or voting instruction at any time before it is voted by:

  . notifying in writing the Secretary of Paradyne Networks, Inc. at 8545 126th Avenue North, Largo, Florida 33773, if you are a stockholder of record;

  . notifying your brokerage firm or bank, if you hold your shares in an account at a brokerage firm or bank;

  . granting a subsequently dated proxy or voting instructions (by mail, through the Internet or by telephone); or

  . appearing in person and voting at the annual meeting if you are a holder of record.

   Attendance at the annual meeting will not in and of itself constitute revocation of a proxy.

Voting Procedures

   Because Delaware, the state in which we are incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instruction card, our stockholders will have the option to submit their proxies or voting instructions electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet or telephone depending on whether your shares are registered in our stock records in your name or in the name of the brokerage firm or bank. Stockholders should check their proxy card or the voting instruction card forwarded by their broker, bank or other holder of record to see which options are available.

   The Internet and telephone procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic submission, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

   Our holders of record may submit their proxies:

  . through the Internet by visiting a website established for that purpose at http://www.eproxy.com/pdyn/ and following the instructions;

  . by telephone by calling the toll-free number 1-800-240-6326 in the United States or Canada on a touch-tone telephone and following the recorded instructions; or

  .   by completing and mailing the enclosed proxy card.

   Stockholders should confirm the website and toll-free number on their proxy card or voting instruction card and use that website or toll-free number if they are different from those listed above.

   You can find the results of the voting on the proposals in our Quarterly Report on Form 10-Q for the quarter ending June 30, 2002, which we will file with the Securities and Exchange Commission in August 2002.

Cost of Proxy Solicitation

   We are soliciting your proxy on behalf of the board of directors, and we will bear all of the related costs. We have not engaged a proxy solicitation firm to assist with the solicitation of proxies at this time, but we may decide to do so prior to the annual meeting. In this case, we would engage a nationally recognized proxy solicitation firm to assist with the solicitation of proxies for an estimated fee of not more than $10,000, plus expenses. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock held in their names. Our employees also may communicate with you to solicit your proxy, but we will not pay them any additional compensation for doing so.

                                STOCK OWNERSHIP

   The following table sets forth information as of April 15, 2002 regarding the beneficial ownership of our voting stock by each person known by us to own more than 5% of any class of our voting securities, each director and nominee for director, each executive officer named in the table under the caption "Executive Compensation--Summary Compensation," and all directors and executive officers as a group.

   Pursuant to Securities and Exchange Commission rules, the number of shares of common stock beneficially owned by a specified person or group includes shares of our common stock subject to options that are presently exercisable or exercisable within 60 days after April 15, 2002. Such shares are deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by such person or group, but are not deemed to be outstanding for the purpose of computing the percentage of the class beneficially owned by any other person or group.

   The persons named in the table gave us the stock ownership information about themselves or we obtained this information for our corporate records. Except as explained in the footnotes below, the named persons have sole voting and investment power with regard to the shares shown as beneficially owned by them.

                                                                Amount and Nature of Beneficial
                                                                           Ownership
                                                                ------------------------------
                                                                Total Common Stock  Percent of
                                                                Beneficially Owned  Class Owned
-                                                               ------------------  -----------
Five Percent Stockholders
-------------------------
Texas Pacific Group (1)........................................     10,982,870         26.41%
  301 Commerce Street
  Suite 3300
  Fort Worth, Texas 76102
Nortel Networks Inc............................................      3,291,199          7.92
  8200 Dixie Road
  Suite 100
  Brampton, ON L6T 5, Canada

Executive Officers and Directors
--------------------------------
Sean E. Belanger (2)...........................................      1,235,524          2.89
Patrick M. Murphy (3)..........................................        507,941          1.21
John A. Koehler (4)............................................          9,434             *
David Bonderman (5)............................................     10,992,870         26.43
Thomas E. Epley (6)............................................        677,598          1.63
Keith B. Geeslin (7)...........................................      1,632,733          3.93
William R. Stensrud (8)........................................        358,935          0.86

All directors and executive officers as a group (7 persons) (9)     15,405,601         35.53

--------
*  Represents beneficial ownership of less than 1%.
(1) Includes 9,541,209 shares held by TPG Partners, L.P., 943,680 shares held by TPG Parallel I, L.P., 165,336 shares held by Communication GenPar, Inc., 212,034 shares held by TPG Genpar, L.P., 35,726 shares held by FOF Partners, L.P. and 84,885 shares held by TPG Equity Partners, L.P. The foregoing entities are affiliated with Texas Pacific Group.
(2) Includes 1,230,747 shares subject to options which are exercisable within 60 days of April 15, 2002.
(3) Includes 503,143 shares subject to options which are exercisable within 60 days of April 15, 2002.
(4) Mr. Koehler was no longer employed by Paradyne Networks, Inc. as of January 2002.
(5) Includes 10,000 shares subject to options under the 1999 Non-Employee Directors' Stock Option Plan and 10,982,870 shares beneficially owned by Texas Pacific Group. See footnote (1) for a description of Texas Pacific Group's beneficial ownership. Mr. Bonderman, through various investment partnerships and corporations, has a pecuniary interest in the shares held by Texas Pacific Group. However, Mr. Bonderman disclaims beneficial ownership of the shares beneficially owned by Texas Pacific Group, except to the extent of his pecuniary interest therein.

(6) Includes 20,000 shares subject to options under the 1999 Non-Employee Directors' Stock Option Plan, 524,925 shares held by the Thomas E. Epley Trust, 110,357 shares held by the Anderson Epley Family Trust, 11,158 shares held by the Epley Children's Trust FBO Thomas E. Epley, Jr. and 11,158 shares held by the Epley Children's Trust FBO Jacqueline E. Epley. Mr. Epley is the trustee of each of these trusts.
(7) Includes 21,781 shares held by Mr. Geeslin individually, 5,000 shares subject to options under the 1999 Non-Employee Directors' Stock Option Plan and 1,605,952 shares beneficially owned by The Sprout Group. The 1,605,952 shares beneficially owned by the Sprout Group include 75,936 shares held by DLJ Capital Corporation (on a proprietary basis), 52,288 shares held by DLJ Capital Corporation (for the benefit of an employee deferred compensation plan), 628,962 shares held by Sprout Capital VII, L.P., 514,193 shares held by Sprout Growth II, L.P., 7,306 shares held by Sprout CEO Fund, L.P., 261,459 shares held by DLJ First ESC, L.P., 63,738 shares held by Credit Suisse First Boston (USA), Inc. (f/k/a Donaldson, Lufkin & Jenrette, Inc.), 1,417 shares held by DLJ Growth Associates II, Inc. and 653 shares held by DLJ Capital Associates VII, Inc. The foregoing entities are associated with The Sprout Group. Of the aggregate of 1,605,952 shares beneficially owned by these entities, 1,305,873 shares are subject to a voting trust agreement and are held and voted by an independent third party, Norwest Bank Indiana, N.A., as voting trustee. Mr. Geeslin occupies various positions of control of the entities associated with The Sprout Group. As such, he may be deemed to have voting and dispositive power over the shares beneficially owned by entities associated with The Sprout Group. However, Mr. Geeslin disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.
(8) Includes 353,690 shares held by the Stensrud Family Trust, 245 shares held indirectly by Mr. Stensrud's son and 5,000 shares subject to options under the 1999 Non-Employee Directors' Stock Option Plan.
(9) Includes 1,773,890 shares subject to options which are exercisable within 60 days of April 15, 2002.

                                  PROPOSAL 1

                             ELECTION OF DIRECTOR

Nominee

   Pursuant to our amended and restated certificate of incorporation, as amended, and bylaws the number of persons to serve on our board of directors is determined by resolution of our board of directors from time to time. The board is now comprised of five directors and is divided into three classes. The stockholders elect the directors in each class for a term of three years and until their successors are elected and qualified. The term of office of one class of directors expires each year at the annual meeting, and the stockholders elect a new class of directors each year at that time.

   At the annual meeting, the term of the Class III director, William R. Stensrud, will expire. The board of directors has nominated this individual for re-election at the annual meeting. The nominee has consented to serve if elected. If re-elected, Mr. Stensrud will serve a three-year term that will expire at the 2005 annual meeting. If he should be unavailable to serve for any reason, which is not anticipated, the board of directors may:

  . designate a substitute nominee, in which case the persons named as proxies will vote the shares represented by all valid proxies for the election of such substitute nominee;

  . allow the vacancy to remain open until a suitable candidate is located and nominated; or

  .   adopt a resolution to decrease the authorized number of directors.

   The board of directors unanimously recommends that you vote ''FOR'' the proposal to re-elect William R. Stensrud as a Class III Director for a three-year term expiring at the 2005 annual meeting of stockholders and until his successor has been duly elected and qualified.

Information Regarding Nominee and Continuing Directors

   Listed below is the name of the board's nominee for election as director, his age as of April 15, 2002, his business experience and the year he first became a director. Also listed is similar information about each of the four incumbent directors whose terms will continue following the annual meeting.

      Class III Director Nominated to Serve Until the 2005 Annual Meeting

William R. Stensrud.........  William R. Stensrud, age 51, has served as a director of Paradyne since June 1996. Mr.
                              Stensrud has been a general partner at the venture capital investment firm of Enterprise Partners since January 1997. From February 1997 to June 1997, he served as President and Chief Executive Officer of Rhythms NetConnections, Inc., a network service provider. From January 1992 to July 1995, Mr. Stensrud served as President and Chief Executive Officer of Primary Access Corporation which was acquired by 3Com Corporation, and where Mr. Stensrud remained as an executive at Primary Access Corporation through March 1996. Mr. Stensrud is a director of several public and privately held companies, including iAsiaWorks, Inc., Packeteer, Inc., and Juniper Networks, Inc. Mr. Stensrud holds a B.S. in electrical engineering and computer science from the Massachusetts Institute of Technology.

           Class I Directors to Serve Until the 2003 Annual Meeting

David Bonderman.............  David Bonderman, age 59, has served as a director of Paradyne since June 1999. Mr. Bonderman has been a managing partner of Texas Pacific Group, a limited partner in Communication Partners, LP, since its formation in 1992. Prior to forming Texas Pacific Group, Mr. Bonderman had served as the Chief Operating Officer of the Robert M. Bass Group, Inc. since 1983. He is a director of several public and privately held companies including Continental Airlines, Inc., ProQuest Company (formerly Bell & Howell, Inc.), Ducati Motor Holding, S.P.A., Costar Group, Inc., Denbury Resources, Inc., Washington Mutual, Inc., Oxford Health Plans, Inc., Agenesys, Inc., J. Crew Group, Inc., Ryanair Holdings, plc., Punch Group Ltd., Korea First Bank, Evolution Global Managing Partners, LDC, ON Semiconductor Corporation, Seagate Technology, Inc. and Magellan Health Services, Inc. Mr. Bonderman holds a B.A. degree from the University of Washington and a JD from Harvard Law School.

Thomas E. Epley.............  Thomas E. Epley, age 61, has served as the
                              Chairman of the board of directors since August 1996. He also served as President from August 1996 to December 1996 and Chief Executive Officer from August 1996 to May 1997. From August 1996 to April 1997, Mr. Epley was Chief Executive Officer and President of GlobeSpan, Inc. He has served as a director of GlobeSpan from August 1996 to June 16, 2001 and was Chairman of the board of directors from August 1996 to March 1999. He has served as a director and President and Chief Executive Officer of Paradyne Credit Corp. from August 1996 to June 1999. From 1993 to 1996, he was a director of Carlton Communications. From 1991 to 1996, he served as Chairman and Chief Executive Officer of Technicolor, a provider of services and products to the entertainment industry. He is also a limited partner in Communication Partners, L.P. Mr. Epley holds a BS degree in mechanical engineering from the University of Cincinnati and an MBA from the Kellogg School of Northwestern University.

           Class II Directors to Serve Until the 2004 Annual Meeting

Sean E. Belanger............  Sean E. Belanger, age 46, has served as Chief
                              Executive Officer and President since December 2000, when he also became a director. From April 2000 to December 2000 he served as Paradyne's President and Chief Operating Officer. From June 1997 to May 2000 he served as Senior Vice President of WorldWide Sales. From November 1996 to May 1997, he served as Vice President and General Manager of 3Com Corporation's Network Service Provider division. From September 1992 to November 1996, he was Vice President of Sales for Primary Access Corporation. Mr. Belanger holds a B.S. in business management from Virginia Polytechnic Institute and State University.

Keith B. Geeslin............  Keith B. Geeslin, age 49, has served as a director of Paradyne since June 1999. Mr. Geeslin is a general partner of The Sprout Group, a venture capital firm, where he has been employed since July 1984. In addition, he is a general or limited partner in a series of investment funds associated with The Sprout Group, a division of DLJ Capital Corporation, which is a subsidiary of Credit Suisse First Boston (USA), Inc. The Sprout Group are direct and indirect equity owners in Communication Partners, L.P. Mr. Geeslin is also a director of Innoveda, Inc. and Synaptics and several privately held companies. Mr. Geeslin received a B.S. degree in electrical engineering from Stanford University, an M.A. degree in philosophy, politics and economics from Oxford University and a M.S. degree in engineering and economic systems from Stanford University.

Meetings and Committees of the Board of Directors

   The board of directors conducts its business through meetings of the full board and through its two standing committees of the board. These committees are the audit committee and the compensation committee. During 2001, the board of directors held 6 formal meetings, the audit committee held 2 formal meetings and the compensation committee did not hold any formal meetings, but held several informal meetings to resolve key compensation issues. Each of the current directors attended at least 75% of all meetings of the full board of directors and of the committees on which he served during 2001.

   The audit committee reviews with our independent accountants their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any. Members also consult with the independent accountants and management with regard to our accounting methods and the adequacy of our internal accounting controls, and review the range of the independent accountants' audit and nonaudit fees. The audit committee also reviews our quarterly and annual financial statements with management and the auditors prior to our filing them as part of our quarterly and annual reports to the Securities and Exchange Commission and discusses with the auditors the results of their quarterly reviews and annual audits.

   The audit committee also discusses with and receives assurances from the auditors regarding their independence from the Company and management. In addition, each of the audit committee members is financially literate and has the financial management expertise required by the rules of The Nasdaq Stock Market, Inc. Further information regarding the duties of the audit committee is contained in the Audit Committee Charter.

   The audit committee is comprised of Thomas E. Epley, Keith B. Geeslin and William R. Stensrud. Peter Van Camp served on the audit committee during all of 2001 but resigned from the audit committee on March 28, 2002 when he resigned from the board of directors. Mr. Van Camp did not resign because of a disagreement with Paradyne's operations, policies or practices. All audit committee members are "independent" as defined in the applicable listing standards of the NASD, except Mr. Epley, who serves as a non-independent member of the audit committee. Mr. Epley formerly was employed by Paradyne, most recently pursuant to the terms of a Key Employment Agreement that terminated on June 30, 1999. Mr. Epley was first elected to the audit committee on July 27, 2000 by our board of directors and re-elected to that committee on March 28, 2002 by our board of directors. The board of directors determined that the addition of Mr. Epley to the audit committee is an appropriate and acceptable appointment because of his extensive industry and financial expertise and background and is required by the best interests of Paradyne and its stockholders. The board of directors determined that Mr. Epley's appointment to the audit committee complies with the conditions stipulated in the NASD independence rules that allow "one non-independent director" to serve on the audit committee of the board of directors under exceptional and limited circumstances.

   The compensation committee evaluates and approves the salaries and incentive compensation for our executives and makes recommendations regarding our Amended and Restated 1996 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Non-Employee Directors' Stock Option Plan, 2000 Broad-Based Stock Plan and Key Employee Stock Option Plan. Administration of these plans includes, among other things, determining which directors, officers and employees will receive awards under the plan, when the awards will be granted, the type of awards to be granted, the number of shares involved in each award, the time when any options granted will become exercisable and, subject to certain conditions, the price and duration of such options. The compensation committee is comprised of Keith B. Geeslin and William R. Stensrud.

   The board of directors as a whole functions as a nominating committee to select management's nominees for election to the board. The board of directors will also consider nominees recommended by stockholders. For a description of requirements regarding stockholder nominations and other proposals, see "Stockholders' Proposals For 2003 Annual Meeting."

Director Compensation

   Upon the commencement of their service as directors, we grant each of our non-employee directors an option to purchase 10,000 shares of common stock under our 1999 Non-Employee Directors Stock Option Plan. For each year they continue to serve and attend at least 75% of the regularly scheduled meetings of the board of directors and the committees of which he or she is a member during that year, we grant each director an additional option to purchase 5,000 shares of common stock. Options granted under the 1999 Non-Employee Director Stock Option Plan upon the commencement of service as a director may, at the discretion of the board of directors, be fully vested on the grant date or be vested as to 50% of the shares with the remaining 50% vesting on the first anniversary of the grant date. No option granted under the 1999 Non-Employee Director Stock Option Plan may have a term in excess of ten years from the date on which it was granted. The exercise price of options granted under the 1999 Non-Employee Director Stock Option Plan will equal the fair market value of the common stock on the date of grant.

   As of April 15, 2002, 115,000 options (net of cancellations) to purchase common stock had been granted pursuant to the 1999 Non-Employee Director Stock Option Plan, of which options to acquire 60,000 shares were outstanding on such date.

   Since July 15, 1999, our non-employee directors have received $1,500 for participation in meetings of the board of directors and $750 for participation in committee meetings held on days other than those on which the board of directors are held. We paid a total of $24,000 in directors' fees in 2001.

   We do not compensate directors who are also our employees for their service as directors.

Executive Officers

   Our executive officers serve at the discretion of the board of directors and are comprised of the following officers, in addition to Sean E. Belanger, who is identified above:

   Patrick M. Murphy, age 45, has served as Senior Vice President, Chief Financial Officer and Treasurer since August 1996 and Secretary since August 2000. He also has served as a director and Chief Executive Officer of Paradyne Credit Corp. since July 2001, and Vice President, Chief Financial Officer and Treasurer from August 1996 to July 2001. From August 1996 to July 1998 he served as Vice President, Treasurer and Chief Financial Officer of GlobeSpan, Inc. From January 1987 to August 1996, he served as Chief Financial Officer of Continental Broadcasting, Ltd., a television and radio broadcast company. Mr. Murphy holds a B.S./B.A. in finance from John Carroll University and is a certified public accountant.

   Michael S. Ward, age 40, has served as Senior Vice President of Worldwide Sales and Service since January 17, 2002. From July 2000 to November 2001, Mr. Ward was President of Sales, North America for Corvis Corporation. From April 1995 to July 2000 Mr. Ward was a Sales Vice President at Ascend Communications (which was purchased by Lucent Technologies in July 1999) and Lucent Technologies. Mr. Ward holds a B.S. in electrical engineering from Virginia Tech and a M.S. in electrical management from the University of South Florida.

                                  PROPOSAL 2

        AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

   On April 20, 2002, the board of directors formally recommended that our amended and restated certificate of incorporation, as amended, be further amended, subject to approval by our stockholders, to reduce the minimum vote required to approve future amendments to our certificate of incorporation, other than amendments of articles V, VI and VII thereof, to a majority of the outstanding stock entitled to vote thereon.

   The board of directors unanimously recommends that you vote "FOR" the proposal to adopt an amendment to our amended and restated certificate of incorporation, as amended.

   A summary of the proposed amendment is set forth below. The summary is qualified in its entirety by reference to the full text of the proposed amendment which is attached to this proxy statement as APPENDIX A.

   The board of directors believes that the proposed amendment will provide several long-term advantages to us and our stockholders. Currently, our amended and restated certificate of incorporation, as amended, requires the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding shares of our voting stock, voting together as a single class, to amend any provision of our certificate of incorporation. By reducing the minimum vote required to approve amendments to our certificate of incorporation, other than amendments of articles V, VI and VII thereof, to a majority of the outstanding stock entitled to vote thereon, the amendment will provide us with greater flexibility in amending, altering or repealing certain provisions of our certificate of incorporation, by requiring the approval of only a majority of the outstanding stock entitled to vote, rather than the approval of a supermajority of the outstanding stock entitled to vote. The proposed amendment will also reduce expenses to us in soliciting proxies to amend certain provisions of the certificate of incorporation because we will no longer be required to solicit approval from a supermajority of the outstanding stock entitled to vote on certain routine matters. During the recent acquisition of Elastic Networks Inc., for example, we spent significant amounts of time and money in soliciting the supermajority approval necessary to increase the number of our authorized shares of common stock in a circumstance where stockholders who voted voted overwhelmingly in favor of the proposals presented to them. Paradyne believes that it is not standard to have a supermajority voting requirement on every provision of a corporation's certificate of incorporation, and that the proposed amendment would better align Paradyne's certificate of incorporation with those of other public companies.

   The proposed amendment would allow the following articles to be amended by a majority vote, rather than a supermajority vote, as well as amending our certificate of incorporation to add any new articles:

  .   Article I - The name of the corporation;

  . Article II - The name and address of the registered office and registered agent;

  .   Article III - The purpose of the corporation; and

  . Article IV - The number of authorized shares of capital stock and rights related thereto, including the currently authorized common stock and preferred stock.

   The proposed amendment will not have any immediate anti-takeover effects, but could allow provisions of our certificate of incorporation to be amended or adopted in the future with fewer stockholder votes. For example, the proposed amendment would only require a majority of the voting power of outstanding shares of Paradyne common stock to increase the number of shares of authorized common or preferred stock, which could then have an anti-takeover effect in that additional shares could then be issued (within the limits imposed by applicable law) in transactions that could make a change in control or takeover of Paradyne more difficult. In addition, new provisions that have an anti-takeover nature could be adopted by a majority of the Paradyne shares so long as they are not inconsistent with articles V, VI or VII. Paradyne currently has no intention to propose any such future amendment. Further any such future amendment would still require the approval of a majority of the Paradyne shares, and could not be implemented directly by the board of directors or management.

   The proposed amendment would not affect articles V, VI and VII of the amended and restated certificate of incorporation, as amended, because amendment of these provisions will continue to require the approval of at least 66 2/3% of the outstanding stock entitled to vote thereon. The articles that will continue to require at least a 66 2/3% vote for amendment are:

  . Article V - Which deals with the number and classification of directors (including providing for a staggered board of directors), vacancies and newly created directorships, removal of directors (for cause and a prohibition on without cause removals), bylaw amendments and other stockholder actions;

  . Article VI - Which eliminates the liability of directors for monetary damages to the fullest extent under applicable law; and

  . Article VII - Which addresses procedures future amendments to our certificate of incorporation, including amendments affecting articles V, VI or VII.

   Therefore, if this proposal is adopted at our stockholder meeting, the approval of at least 66 2/3% of the outstanding stock entitled to vote will continue to be required as to any amendments to articles V, VI or VII of our amended and restated certificate of incorporation, as amended. Any other amendments to our certificate of incorporation would require the approval of a majority of the outstanding stock entitled to vote.

   If the proposed amendment is approved, section B of article VII of our amended and restated certificate of incorporation, as amended, would be amended to read as follows:

   "B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock of the corporation required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation, voting together as a single class, shall be required to alter, amend, repeal, or adopt any provision inconsistent with, Articles V, VI or VII hereof."

   The only change to article VII of our amended and restated certificate of incorporation, as amended and as currently in effect, that would be effected if the amendment is approved is the change set forth above and attached as Appendix A. The effect of amending this article of our amended and restated certificate of incorporation, as amended, will be to allow Section 242 of the Delaware General Corporation Law to govern future amendments to our certificate of incorporation by requiring the approval of the holders of a majority of our outstanding stock entitled to vote on certain matters that do not involve the amendment or adoption of provisions inconsistent with articles V, VI or VII. A complete copy of our amended and restated certificate of incorporation, as amended, is attached to this proxy statement as APPENDIX B.

   If the amendment to our amended and restated certificate of incorporation, as amended, is approved by the stockholders at the annual meeting, we will file a Certificate of Amendment with the Delaware Secretary of State amending section B of article VII, which will become effective at the time the Secretary of State accepts the filing.

                            EXECUTIVE COMPENSATION

Summary of Compensation

   The following table summarizes the compensation paid or accrued by us in each of the fiscal years ended December 31, 1999, 2000 and 2001 with regard to Sean E. Belanger, our President and Chief Executive Officer, Patrick M. Murphy and John Koehler, our other executive officer as of December 31, 2001 whose annual compensation and bonus was $100,000 or more for 2001. We refer to these executives as the named executive officers. This table does not include information for Michael S. Ward who began serving as an executive officer in January 2002. For further information, see "-- Employment Agreements" below.

                          Summary Compensation Table

                                                                  Long-Term
                                                                 Compensation
                                   Annual Compensation (1)          Awards
                              ---------------------------------- ------------
                                                                  Securities
                                                                  Underlying     All Other
Name and Principal Position   Fiscal Year Salary ($)   Bonus ($) Options (#)  Compensation ($)
---------------------------   ----------- ----------   --------- ------------ ----------------
Sean E. Belanger.............    2001      $301,473(2) $244,450      24,739         $454(3)
 President, Chief Executive      2000       219,402(2)   49,750   2,050,000          306(3)
 Officer; Director               1999       200,838(2)   98,333      80,000          389(3)

Patrick M. Murphy............    2001       206,280(4)  174,360      16,926          281(5)
 Senior Vice President, Chief    2000       225,663(4)   23,333     740,000          211(5)
 Financial Officer, Treasurer    1999       224,396(4)   70,000     110,000          383(5)
 And Secretary

John Koehler.................    2001       178,107      56,869     414,989          336(7)
 Former Senior Vice President
 and General Manager - DSL
 and World Wide Services (6)

--------
(1) In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include medical, group life insurance or other benefits which are available generally to all salaried employees of Paradyne and other perquisites and personal benefits received which do not exceed the lesser of $50,000 or 10% of any officer's salary and bonus disclosed in this table.
(2) Includes $0, $60,000 and $47,344 contributed to the Key Employee Stock Option Plan for the years 2001, 2000 and 1999 respectively.
(3) Mr. Belanger received life insurance benefits during 2001, 2000 and 1999.
(4) Includes $0, $29,999 and $60,000 contributed to the Key Employee Stock Option Plan for the years 2001, 2000 and 1999 respectively.
(5) Mr. Murphy received life insurance benefits during 2001, 2000 and 1999.
(6) Mr. Koehler was hired by Paradyne in January 2001 and resigned in January 2002.
(7) Mr. Koehler received life insurance benefits during 2001.

Employment Agreements

   Under employment agreements with Messrs. Belanger and Murphy, dated as of December 8, 2000, Mr. Belanger serves as President and Chief Executive Officer, and Mr. Murphy serves as Senior Vice President, Chief Financial Officer, Treasurer and Secretary. Each of the agreements has a term of one year with automatic daily extensions. Under the agreement, the officer is entitled to an annual base salary (currently $330,000 in the case of Mr. Belanger and $225,810 in the case of Mr. Murphy) and an annual performance bonus opportunity (currently $150,000 in the case of Mr. Belanger and $70,000 in the case of Mr. Murphy), and he is entitled to participate in all incentive, savings, retirement and welfare plans provided by Paradyne to its senior executive officers generally. Pursuant to his employment agreement, the executive was granted stock options to acquire shares of Paradyne common stock (1,200,000 shares in the case of Mr. Belanger and 430,000 shares in the case of Mr. Murphy) at an exercise price equal to the fair market value of the underlying shares on the date of grant. The options vest in equal monthly installments over a 36-month period, provided that, upon the earlier occurrence of a change in control, the options will vest immediately as to a portion of the shares (those that would have vested in the next 12 months with respect to Mr. Belanger, and one-half of the unvested options in the case of Mr. Murphy), and as to another portion of the shares if the officer's employment is terminated under certain conditions within one year after the change in control (those that would have vested in the 24 months after the change in control with respect to Mr. Belanger, and the remainder of the unvested shares with respect to Mr. Murphy). In addition, pursuant to the employment agreement, all of the officer's other options that were outstanding on December 8, 2000 were amended to provide that upon the officer's termination of employment due to his death, disability or retirement, or his termination without cause or voluntary resignation for any reason, such options will remain exercisable for 12 months. Either party to the employment agreements may terminate the agreement at any time for any reason. If we terminate the officer's employment without cause or if he resigns for good reason, he will receive (i) a prorated target annual bonus for the year of termination, (ii) a severance payment equal to one year's salary, and (iii) reimbursement for the cost of twelve months of continued health insurance coverage under COBRA. Each of the employment agreements provides for a limitation of severance and other benefits to the extent necessary to avoid the imposition of a golden parachute excise tax, but only if such limitation would result in a more favorable after-tax result for the officer. The employment agreements contain covenants against the disclosure of confidential information or the solicitation of Paradyne's customers or employees for a period of six months after the officer's termination of employment.

   We entered into an employment agreement with Michael S. Ward on January 17, 2002. Under the agreement, Mr. Ward is entitled to an annual base salary in the amount of $200,000 and an annual commission opportunity of $100,000 based on attainment of an annual quota. The commission rate will double for all amounts exceeding the annual quota. Mr. Ward will also be entitled to a quarterly bonus of $12,500 if he meets quarterly objectives. He is entitled to participate in all incentive, savings, retirement and welfare plans provided by Paradyne to its senior executive officers generally. Pursuant to his employment agreement, the executive was granted stock options to acquire 550,000 shares of Paradyne common stock, of which 400,000 shares were granted with a fair market value option price at the date of grant and the remaining 150,000 shares were granted at $1 per share. The options vest over a four year period with the first vesting of 25% of the total occurring one year from the date of grant. Thereafter, options vest on a quarterly basis. Upon the earlier occurrence of a change in control, however, the options will vest immediately as to a portion of the shares (those that would have vested in the next 12 months), and as to another portion of the shares if the officer's employment is terminated under certain conditions within one year after the change in control (those that would have vested in the 24 months after the change in control). Any options exercisable upon the officer's termination of employment due to his death, disability or retirement, or his termination without cause or voluntary resignation for any reason, will remain exercisable for 6 months. Either party to the employment agreements may terminate the agreement at any time for any reason. If we terminate the officer's employment without cause or if he resigns for good reason and within 90 days after the occurrence of the event giving rise to good reason he will receive (i) a severance payment equal to one year's salary, and (ii) reimbursement for the cost of twelve months of continued health insurance coverage under COBRA.

Option Grants

   The following table provides information with regard to stock option grants to the named executive officers pursuant to The Amended and Restated 1996 Equity Incentive Plan, or the 1996 Plan, and the 2000 Broad-Based Plan, or the Broad-Based Plan, during 2001. With certain exceptions noted below, most options expire ten years from the date of grant and become exercisable at the rate of 25% on the first anniversary of the grant date and 6.25% every three months thereafter, for full vesting after four years.

                     Option Grants in the Last Fiscal Year

                                                                        Potential Realizable
                   Number of     Percent of                               Value at Assumed
                  Securities    Total Options                             Annual Rates of
                  Underlying     Granted to    Exercise of            Stock Price Appreciation
                    Options     Employees in   Base Price  Expiration     for Option Term
Name              Granted (#)  Fiscal Year (1)   ($/SH)       Date      5% ($)       10%($)
----              -----------  --------------- ----------- ----------  --------    ----------
Sean E. Belanger.    24,739(2)       0.73%        $2.00    06/04/2011 $ 31,116    $   78,855
Patrick M. Murphy    16,926(2)       0.50          2.00    06/04/2011   21,289        53,951
John Koehler.....   400,000        11.800          1.81    01/02/2011  455,949     1,155,463
                     14,989           .44          2.00    06/04/2011   18,853        47,777

--------
(1) Options to purchase a total of 3,390,565 shares of common stock were granted to employees in fiscal 2001 under our 1996 Plan and Broad-Based Plan.
(2) Represents options granted to executive, based on amount of salary reduction incurred, which vest on a monthly basis over 36 months.

   Amounts reported in the last two columns represent hypothetical amounts that may be realized upon exercise of options immediately prior to the expiration of their term, assuming the specified compounded rates of appreciation of the common stock over the term of the options. The numbers shown in these two columns are calculated based on Securities and Exchange Commission rules and do not reflect our estimate of future stock price growth. Actual gains, if any, on stock option exercises and common stock holdings depend on the timing of such exercises and the future performance of the common stock. We do not guarantee that the rates of appreciation assumed in these two columns can be achieved or that the amounts reflected will be received by the named executive officers. The two columns do not take into account any appreciation of the price of the common stock from the date of grant to the current date.

Option Exercises and Fiscal Year-End Option Values

   The following table sets forth information regarding (1) the number of shares of common stock received upon exercise of options by the named executive officers during 2001, (2) the net value realized upon such exercise, (3) the number of unexercised options held at December 31, 2001 and (4) the aggregate dollar value of unexercised options held at December 31, 2001. The net value realized upon exercise is equal to the difference between the option exercise price and the fair market value of our common stock at the date of exercise or at fiscal year end. The closing sale price of our common stock on the Nasdaq National Market on December 31, 2001 was $3.90 per share.

Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option
                                    Values

                                                 Number of Securities
                                                Underlying Unexercised     Value of Unexercised
                                                Options at December 31,   In-The-Money Options at
                                                       2001 (#)            December 31, 2001 ($)
                  Shares Acquired    Value     ------------------------- -------------------------
Name              on Exercise (#) Realized ($) Exercisable/Unexercisable Exercisable/Unexercisable
----              --------------- ------------ ------------------------- -------------------------
Sean E. Belanger.       --             --         915,374 / 1,359,365     $1,198,248 / 1,941,230
Patrick M. Murphy       --             --           378,655 / 513,271          411,060 / 709,042
John Koehler.....       --             --             2,499 / 412,490            5,217 / 786,076

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The board of directors has appointed the firm of PricewaterhouseCoopers LLP to serve as independent auditors of the Company for the fiscal year ending December 31, 2002. PricewaterhouseCoopers LLP has served as our independent auditors since 1996.

   Representatives of PricewaterhouseCoopers will be present at the annual meeting, where they will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Services and Fees of PricewaterhouseCoopers LLP During 2001

   Audit Fees. PricewaterhouseCoopers LLP's fees were $177,000 and they billed us $0 for expenses in connection with its audit of our annual financial statements for 2001 and its reviews of our quarterly financial statements included in our three Quarterly Reports on Form 10-Q that we filed with the Securities and Exchange Commission during 2001.

   Financial Information Systems Design and Implementation
Fees. PricewaterhouseCoopers LLP billed us $0 in fees and $0 for expenses in connection with financial information systems design and implementation services in 2001.

   All Other Fees. PricewaterhouseCoopers LLP billed us $36,000 in fees and $0 for expenses in connection with all other services that they rendered to us in 2001. A substantial portion of the fees for these services relates to services traditionally provided by auditors, including consulting regarding FASB and Securities and Exchange Commission pronouncements, other Securities and Exchange Commission related work and income tax services other than those directly related to the audit of the Company's income tax accrual.

   The audit committee has determined that the provision by PricewaterhouseCoopers LLP of non-audit services to us in 2001 is compatible with PricewaterhouseCoopers LLP's maintaining its independence.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

   The audit committee oversees the Company's financial reporting process on behalf of the board of directors. The audit committee operates under a written charter adopted by the board of directors. This report reviews the actions taken by the audit committee with regard to the Company's financial reporting process during 2001 and particularly with regard to the Company's audited consolidated financial statements as of December 31, 2001 and 2000 and for the three years in the period ended December 31, 2001.

   The audit committee is comprised of Thomas E. Epley, Keith B. Geeslin and William R. Stensrud. Peter Van Camp served on the audit committee during 2001 but resigned from the audit committee on March 28, 2002 when he resigned from the board of directors. All audit committee members are "independent" as defined in the applicable listing standards of the NASD, except Mr. Epley, who serves as a non-independent member of the audit committee. Mr. Epley formerly was employed by Paradyne, most recently pursuant to the terms of a Key Employment Agreement that terminated on June 30, 1999. Mr. Epley was originally elected to the audit committee on July 27, 2000 and re-elected to that committee on March 28, 2002 by our board of directors. The board of directors determined that the addition of Mr. Epley to the audit committee is an appropriate and acceptable appointment because of his extensive industry and financial expertise and background and is required in the best interest of Paradyne and its stockholders. The board of directors determined that Mr. Epley's appointment to the audit committee complies with the conditions stipulated in the NASD independence rules that allow "one non-independent director" to serve on the audit committee of the Board of Directors under exceptional and limited circumstances. As further required by such rules, each of the committee members is financially literate and has financial management expertise.

   The Company's management has the primary responsibility for the Company's financial statements and reporting process, including the systems of internal controls. The Company's independent auditors are responsible for performing an independent audit of the company's consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The committee's responsibility is to monitor and oversee these processes and to recommend annually to the board of directors the accountants to serve as the Company's independent auditors for the coming year.

   The audit committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention that it deems necessary or appropriate to fulfill its oversight responsibilities under the audit committee's charter. To carry out its responsibilities, the audit committee met two times during 2001.

   In fulfilling its oversight responsibilities, the audit committee reviewed with management the audited financial statements to be included in the Company's Annual Report on Form 10-K for 2001, including a discussion of the quality (rather than just the acceptability) of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

   The audit committee also reviewed with the Company's independent auditors, PricewaterhouseCoopers LLP, their judgments as to the quality (rather than just the acceptability) of the Company's accounting principles and such other matters as are required to be discussed with the audit committee under Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the audit committee discussed with PricewaterhouseCoopers LLP their independence from management and the Company, including the matters in the written disclosures required of PricewaterhouseCoopers LLP by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The audit committee also considered whether the provision of services during 2001 by PricewaterhouseCoopers LLP that were unrelated to their audit of the financial statements referred to above and to their reviews of the Company's interim financial statements during 2001 is compatible with maintaining PricewaterhouseCoopers LLP's independence.

   Additionally, the audit committee discussed with the Company's independent auditors the overall scope and plan for their audits. The audit committee met with the independent auditors, with and without any management present, to discuss the results of their examinations, their evaluations of the Company's internal controls and the overall quality of the Company's financial reporting.

   In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2001 for filing with the Securities and Exchange Commission.

Audit Committee:

Thomas E. Epley
Keith B. Geeslin
William R. Stensrud

April 18, 2002

                     REPORT OF THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS

Introduction

   The compensation committee is responsible for developing the Company's executive compensation policies and advising the board of directors with respect to these policies. This report reviews the compensation committee's policies generally with respect to the compensation of all executive officers as a group for 2001 and specifically reviews the compensation established for Michael Ward, who became Senior Vice President of Worldwide Sales and Services on January 17, 2002.

   The members of the compensation committee are Keith B. Geeslin and William
R. Stensrud. None of the committee members is or has been an officer or employee of the Company or any of its subsidiaries.

Compensation Policy for Executive Officers

   The executive compensation program for 2001 was designed to attract and retain a highly qualified and motivated management team, reward individual performance and link the interests of the senior executives directly with those of the stockholders. The 2001 compensation program, like those in prior years, is comprised of base salary, annual bonuses and long-term incentive pay in the form of stock options. This program applies to all key management personnel, including the Chief Executive Officer. All of the executives also are eligible for other employee benefits, including life, health, disability and dental insurance and the Company's retirement savings plan and employee stock purchase plan.

   Base Salary.   The compensation committee set the base salaries of top
management for 2001 after reviewing salary levels for comparable executive positions in the telecommunications industry. The compensation committee set salaries at levels competitive with the base salaries of similarly situated executives at companies of similar size and revenue levels in the telecommunications industry.

   Annual Bonuses. The compensation committee based annual cash bonuses for executive officers in 2001 on the Company's financial performance targets. The compensation committee established the target bonus amounts after reviewing similar information presented in independent surveys. The compensation committee's review ranged from broad-based overviews of the entire telecommunications industry to information regarding entities more similar to the Company in revenues. Based on such comparative information, the compensation committee used "median" as a guide for setting average and target bonus amounts for the Company's top management positions. The compensation committee generally uses the achievement of new equipment revenue and the attainment of a profitability target as its two principal performance measurements. Additionally, the compensation committee may use its discretion to adjust the annual bonus payment based on an executive satisfying key deliverables. In 2001, we greatly improved both our operational and financial performance due in large part to our tight control of expenses and our significant contract with BBT Technologies, Inc., resulting in a strong second half of 2001 in a very difficult business environment. Furthermore, we closely controlled our cash usage and significantly improved our liquidity by the end of 2001. As a result, the compensation committee approved discretionary bonus payments to Messrs. Belanger and Murphy.

   Stock Options. Stock options are granted periodically under the 1996 Plan to the executive officers. Generally, options granted to executive officers, as with all of the Company's employees, have an exercise price equal to the fair market value of the underlying stock on the date of grant, expire ten years from the date of grant and become exercisable at the rate of 25% on the first anniversary of the grant date and 6.25% every three months thereafter, for full vesting after four years. Messrs. Belanger and Murphy received stock option grants in 2001 under the 1996 Plan that vest in equal monthly installments over thirty-six months beginning one month from the date of grant. In granting options, the board reviews the amount of options granted to executives at other comparable companies in the telecommunications industry, the awards granted to other employees within the

Company, the individual's position at the Company, options granted to the individual in prior years and his role in helping the Company achieve its goals. For more information about the options granted and exercised by the Company's named executive officers in 2001 and year-end stock option values, see "Executive Compensation--Option Grants" and "-- Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values."

Chief Executive Officer's Compensation

   Mr. Belanger became the Company's Chief Executive Officer in December 2000. Mr. Belanger received a base salary of $301,473 in 2001. Based on the Company's financial performance in 2001, Mr. Belanger earned an annual incentive bonus of $112,500. Mr. Belanger's other incentive pay includes a $100,000 discretionary bonus and a $31,950 amount paid due to the Company's strong financial results in the last half of 2001, as a partial return of monies he lost due to the Company's salary reduction program. Mr. Belanger received 24,739 stock option grants during 2001. The number of stock options granted to Mr. Belanger during 2001 were based on the reduction in salary he incurred as part of a broad company cost cutting measure. Mr. Belanger's total compensation for 2001 is provided in detail in the Summary Compensation Table under "Executive Compensation."

Policy With Respect to Deductibility of Compensation Expense

   Section 162(m) of the Internal Revenue Code limits the tax deduction that the Company may take with respect to the compensation of certain executive officers, unless the compensation is "performance based" as defined in the Code. The 1996 Plan is designed to comply with Section 162(m) of the Code so that the grant of options and other awards under the 1996 Plan, including those that are conditioned on performance goals, will be excluded from the calculation of annual compensation and will be fully deductible by the Company. No awards other than stock options have been granted to date under the 1996 Plan that are conditioned on performance goals. The Broad-Based Plan does not comply with Section 162(m) of the Code and, therefore, grants to executive officers under the Broad-Based Plan may not be fully deductible by the Company.

Conclusion

   The executive compensation program is designed to closely link pay with performance and the creation of stockholder value. If the Company achieves average financial performance levels, its executives will be compensated at "median levels" for comparable companies. If the Company's performance is exceptionally higher than the targeted levels, executive compensation will exceed such "median levels." The compensation committee believes that the program has been and will continue to be successful in supporting the Company's financial growth and other business objectives.

Compensation Committee:

Keith B. Geeslin
William R. Stensrud

April 18, 2002

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   From January 1, 2001 to September 30, 2001, the compensation committee consisted of David M. Stanton and William R. Stensrud. Since October 1, 2001, the compensation committee has consisted of Keith B. Geeslin and William R. Stensrud.

   In 2001, Mr. Stanton (who resigned as a director of Paradyne on September 30, 2001), served as a director of Globespan, Inc. and Paradyne Credit Corp.; Mr. Geeslin served as a director of Rhythms NetConnections and Globespan; and Mr. Stensrud served as a director of Rhythms NetConnections, Inc. For a description of transactions involving Paradyne Credit Corp. and Globespan, see "Certain Transactions" below.

                             CERTAIN TRANSACTIONS

   In July 1996, Communication Partners, L.P., a limited partnership controlled by Texas Pacific Group, acquired our business as well as the businesses of Paradyne Credit Corp. and GlobeSpan, Inc. as part of a divestiture by Lucent Technologies Inc. As of May 1999, Communication Partners, L.P. owned approximately 97.1% of our outstanding common stock and approximately 83.2% of the outstanding capital stock of GlobeSpan. In May 1999, Communication Partners, L.P. distributed its Paradyne shares and its GlobeSpan shares to its general and limited partners. Communication Partners, L.P. continues to own 100% of the capital stock of Paradyne Credit Corp.

   Mr. Murphy, our Senior Vice President, Chief Financial Officer, Treasurer and Secretary, is the Chief Executive Officer and director of Paradyne Credit Corp.

   Messrs. Epley and Stensrud, two of our directors, either directly or through various investment partnerships and corporations, are limited partners of Communication Partners, L.P. Mr. Bonderman is a managing partner in Texas Pacific Group, a limited partner in Communications Partners, L.P.

Transactions With Globespan, Inc.

   Cross-License Agreement. As part of the divestiture by Lucent, we entered into a cross-license agreement with GlobeSpan. Under this agreement, each party granted to the other party a non-exclusive, non-transferable, irrevocable, world-wide, royalty-free license to the patents Lucent assigned to the granting party in the divestiture, for use in the other party's products that existed as of the date of the divestiture, and subsequent modifications to those products. Each party also granted to the other party a non-exclusive, non-transferable, irrevocable, worldwide, royalty-free license to the granting party's other technical information and intellectual property existing at the time of the divestiture. These licenses give us the right to make, have made, use, sell and import our products within the scope of the license grants as well as the tools used to develop, manufacture, test or repair such products. We were also given the right to convey to any of our customers the right to use and resell such products. Each party also granted to the other party a non-exclusive, non-transferable, irrevocable, world wide, royalty-free license to use particular listed trademarks. All of these licenses have an indefinite duration, subject to the expiration of patent and copyright terms.

   Cooperative Development Agreement/Termination Agreement/Supply
Agreement. Effective December 1998, GlobeSpan and we terminated a Cooperative Development Agreement pursuant to a termination agreement. In conjunction with the signing of the termination agreement we entered into a four-year supply agreement with GlobeSpan, which gives us preferential pricing and other terms in connection with the purchase of GlobeSpan products. Under the terms of this agreement, GlobeSpan is required to honor our orders for GlobeSpan products in quantities at least consistent with our past ordering practices and must afford us at least the same priority for its orders as GlobeSpan affords other similarly situated highly preferred customers. We were also granted immunity under GlobeSpan's intellectual property rights for all our customers that purchase our products that incorporate GlobeSpan products. GlobeSpan has been selling products to us pursuant to these terms since July 1998. In 2001, we purchased from GlobeSpan a total of $1.0 million of products under the supply agreement.

   Real Property Agreements. Under a sublease dated August 1997, and subsequently amended in August 1998, between GlobeSpan and us, GlobeSpan subleased property at 100 Schulz Drive, Red Bank, New Jersey. The sublease reimburses us for 100% of all costs we incur under the primary lease. GlobeSpan paid us approximately $68,000 a month for approximately 50,000 rentable square feet, plus approximately $10,000 per month for rent and operating costs. In October 2000, the rent increased to approximately $79,000 a month. Pursuant to a Mutual Release and Surrender Agreement dated March 20, 2001, we terminated our obligations as a lessor under the lease of this property which consequently terminated our sublease arrangement with Globespan.

Transactions With Paradyne Credit Corp.

   As part of the divestiture by Lucent, we entered into an intercompany services agreement with Paradyne Credit Corp., our equipment leasing affiliate, under which we agreed to provide:

  . general management consulting and services administration, including rental contract servicing administration and remarketing services;

  . administrative services, including risk management, financial and cash management, tax management and accounting services;

  .   human resources, staffing and legal services; and

  . operational services, including facilities management, office communications, telecommunication systems, systems management and other services.

   In exchange for these services, Paradyne Credit Corp. pays us a monthly service fee to equal to the sum of: (i) all direct costs incurred by us to provide services to Paradyne Credit Corp., (ii) all indirect costs incurred by us to provide services to Paradyne Credit Corp. and (iii) a 5% mark up on all charges. Paradyne Credit Corp. may terminate this agreement upon 60 days notice and by us upon 180 days notice. Amounts charged for these services totaled approximately $621,000 for the year ended December 31, 2001.

Transactions with Nortel Networks Inc.

   As a result of our March 5, 2002 acquisition of Elastic Networks, Nortel Networks Inc. became a greater than 5% owner of our common stock. Elastic Networks has a Distribution Agreement with Nortel that will continue after the acquisition. Under this Distribution Agreement, Elastic Networks supplies Nortel's customers with access product. Although Elastic Networks paid an agency fee of 7.5% of sales to specified customers under the Distribution Agreement, this agency fee was terminated in connection with the acquisition. During 2001 Elastic Networks sold $13.6 million through Nortel. During 2001, Paradyne's total business transactions with Nortel were less than $60,000.

Limitations On Directors' and Executive Officers' Liability and Indemnification

   Our amended and restated certificate of incorporation, as amended, and bylaws provide for indemnification and limitation of liability of our directors and executive officers. In addition, we have entered into indemnification agreements with Messrs. Belanger, Bonderman, Epley, Geeslin, Andrew May (who resigned as a director on March 6, 2002), Murphy, Stensrud, and Van Camp (who resigned as a director on March 28, 2002). Under the agreements, we agreed to reimburse and indemnify each individual for civil or criminal proceedings or governmental investigations relating to his actions as a director or officer, except if such conduct was committed in bad faith or was a breach of his duty of loyalty to us.

   On December 7, 2000, in connection with several securities class action lawsuits against Paradyne, Messrs. May, Murphy and Epley, we agreed, consistent with our certificate of incorporation, bylaws and the above-mentioned indemnity agreements, to reimburse Messrs. May, Murphy and Epley, each of whom is a defendant in the lawsuits. As of April 15, 2002, we have not made any payments to Messrs. May, Murphy and Epley.

Other Director Or Five Percent Stockholder Relationships

   William R. Stensrud, the nominee for election on our board of directors, served as director of Rhythms NetConnections, Inc. during fiscal 2001. Mr. Stensrud resigned from his position on the board of directors of Rhythms NetConnections in the fourth quarter of 2001. For the year ended December 31, 2001, we sold products totaling approximately $1.9 million to Rhythms NetConnections. We believe that our transactions with Rhythms NetConnections were completed at rates similar to those available to our other customers of similar size and nature.

   As of April 15, 2002, Texas Pacific Group beneficially owns 26.41% of our common stock and also beneficially owns convertible preferred stock representing ownership of 15.4% of Zhone Technologies, Inc., a company with whom we have a distribution agreement. This convertible preferred stock is convertible to common stock on a one-to-one exchange ratio at the earlier of an election to convert by the Texas Pacific Group or upon an initial public offering of Zhone. Pursuant to this distribution agreement, we purchase Zhone's IMACS system and have exclusive rights to distribute it under our private label as the Acculink Access Controller. For the year ended December 31, 2001 we made total payments to Zhone for purchases of IMACS of approximately $8.0 million.

Promissory Notes From Officers and Director

   In 1999, two of our executive officers and one former director--Sean Belanger, Patrick Murphy and Andrew May--issued to us promissory notes in connection with the purchase of shares of our common stock. The full recourse notes accrued interest at rates ranging from 4.72% to 5.15%. The principal balance of the notes and accrued interest was payable at the earlier of termination of employment or five years from the date of the note. The notes were secured by the shares of common stock acquired with the note, which shares were held in escrow by us. The shares purchased vest either on a quarterly basis or 25% vest on the first anniversary of the note with the remainder vesting in equal quarterly installments thereafter. All unvested shares purchased with the notes were subject to repurchase by us if these executive officers terminated their employment prior to becoming fully vested in the shares. During 2001 and the first quarter of 2002, Messrs. Belanger, Murphy and May paid to us the outstanding balances of $199,800, $74,925, and $37,485 and $99,900, respectively, plus accrued interest. Therefore, all promissory notes with our executive officers and directors and the associated interest have been paid off as of April 15, 2002.

                            STOCK PERFORMANCE GRAPH

   The following stock performance graph and accompanying table compare the stockholders' cumulative return on the common stock from July 16, 1999 to December 31, 2001 with the cumulative total return of the S&P 500 Index (U.S.) and the Nasdaq Telecom Index over the same period. The comparative data assumes that $100.00 was invested on the date of our initial public offering, July 16, 1999, in the common stock and in each of the indices referred to above and that any dividends were reinvested. The stock price performance shown in the table set forth below is not necessarily indicative of future stock price performance.

                                    [CHART]

             Paradyne Networks, Inc.   S & P 500 Index    Nasdaq Telecom Index
             -----------------------   ---------------    --------------------
Jul-99               $100.00               $100.00            $100.00
  1999                160.29                107.71             136.44
  2000                 10.66                 97.90              58.11
  2001                 22.94                 86.27              38.90


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   The United States securities laws require our directors, executive officers and any persons who beneficially own more than 10% of our common stock to file with the Securities and Exchange Commission and the Nasdaq Stock Market initial reports of ownership and subsequent reports of changes in ownership of our securities. To our knowledge, based solely on a review of the copies of the reports furnished to us and written representations that no other reports were required, during 2001 all directors, executive officers and beneficial owners of more than 10% of our common stock made all required filings.

                STOCKHOLDERS' PROPOSALS FOR 2003 ANNUAL MEETING

   Under Securities and Exchange Commission rules, proposals of stockholders that are intended to be presented by such stockholders at our 2003 annual meeting and that stockholders desire to have included in our proxy statement and form of proxy for the 2003 annual meeting must be submitted to us in writing no later than January 6, 2003, which is 120 calendar days prior to the anniversary of the mailing date of this proxy statement, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy materials.

   If a stockholder wishes to present a proposal at our 2003 annual meeting, and the proposal is not intended to be included in our proxy statement relating to that meeting, the stockholder must deliver written notice of the proposal to Paradyne not less than 90 days nor more than 120 days before the first anniversary of the prior year's meeting. Assuming that our 2003 annual meeting is held on schedule, we must receive this notice no earlier than February 11, 2003 and no later than March 13, 2003. If a stockholder gives notice of a proposal after this deadline, the stockholder will not be permitted to present the proposal to the stockholders for a vote at the meeting. The requirements for submitting such proposals are set forth in our bylaws.

   All director nominations and other proposals of stockholders with regard to the 2003 annual meeting should be submitted by certified mail, return receipt requested, to Paradyne Networks, Inc., 8545 126/th Avenue North, Largo, Florida 33773, Attention: Patrick M. Murphy, Senior Vice President, Chief Financial Officer, Treasurer and Secretary. /

                                          By order of the board of directors,

                                              /s/ Patrick M. Murphy
                                          Patrick M. Murphy
                                          Senior Vice President, Chief
                                            Financial Officer,
                                          Treasurer and Secretary

Largo, Florida
May 6, 2002

                                                                     APPENDIX A

               CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED
                   CERTIFICATE OF INCORPORATION, AS AMENDED,
                          OF PARADYNE NETWORKS, INC.

   Paradyne Networks, Inc. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

   FIRST: That in accordance with the requirements of Section 141 and 242 of the DGCL, the Board of Directors of the Corporation, acting by written consent on April 20, 2002, duly adopted resolutions: (1) proposing and declaring advisable the amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation to reduce the minimum vote required to approve amendments to the Amended and Restated Certificate of Incorporation, as amended, other than amendments of Articles V, VI and VII thereof, to a majority of the outstanding stock entitled to vote thereon and
(2) recommending that such amendment be submitted to the stockholders of the Corporation for their consideration and approval at a special meeting of stockholders.

   SECOND: That the amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation is as follows:

   Section B of Article VII of the Amended and Restated Certificate of Incorporation, as amended, of the Corporation is hereby deleted in it is entirety and replaced with the following:

   "B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock of the corporation required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation, voting together as a single class, shall be required to alter, amend, repeal, or adopt any provision inconsistent with, Articles V, VI or VII hereof."

   THIRD: That thereafter, pursuant to resolutions of the Board of Directors, the stockholders of the Corporation duly approved the aforesaid amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation.

   FOURTH: That the aforesaid amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Corporation was duly adopted in accordance with the provisions of Sections 141, 211 and 242 of the DGCL.

   FIFTH: That said amendment is to become effective upon the filing of this Certificate of Amendment.

   IN WITNESS WHEREOF, Paradyne Networks, Inc. has caused this certificate to
be signed by its authorized officer, this    day of June, 2002.


                                               By: -----------------------------
                                                         Patrick M. Murphy
                                                   Title: Senior Vice President,
                                                     Chief Financial Officer,
                                                      Treasurer and Secretary

                                                                     APPENDIX B

                             AMENDED AND RESTATED
            CERTIFICATE OF INCORPORATION OF PARADYNE NETWORKS, INC.

                                      I.

   The name of this corporation is Paradyne Networks, Inc.

                                      II.

   The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, and the name of the registered agent of the corporation in the State of Delaware at such address is The Corporation Trust Company.

                                     III.

   The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

                                      IV.

   A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Sixty-Five Million (65,000,000) shares. Sixty Million (60,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001). Upon the filing of this Amended and Restated Certificate of Incorporation, every two (2) outstanding shares of Common Stock of this corporation shall be combined into one (1) share of Common Stock.

   B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, by filing a certificate (a "Preferred Stock Designation") pursuant to the Delaware General Corporation Law ("DGCL"), to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

                                      V.

   For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

   A.  Number and Classification of Directors

      1. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

      2. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, following the closing of the initial public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), covering the offer and sale of Common Stock to the public (the "Initial Public Offering"), the directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. At the first annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the closing of the Initial Public Offering, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

   Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

      3.   Vacancies

          a. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified.

          b. If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at lest ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

      4.  Removal

          a. Neither the Board of Directors nor any individual director may be removed without cause.

          b. Subject to any limitation imposed by law, any individual director or directors may be removed with cause by the holders of a majority of the voting power of the corporation entitled to vote at an election of directors.

   B.  Bylaws and Stockholder Actions

      1. Subject to paragraph (h) of Section 42 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

      2. The directors of the corporation need not be elected by written ballot unless the Bylaws so provide.

      3. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws, and following the closing of the Initial Public Offering, no action shall be taken by stockholders by written consent.

      4. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the corporation shall be given in the manner provided in the Bylaws of the corporation.

                                      VI.

   A. The liability of the directors for monetary damages shall be eliminated to the fullest extent under applicable law.

   B. Any repeal or modification of this Article VI shall be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

                                     VII.

   A. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this
Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

   B. Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock of the corporation required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the voting stock of the corporation, voting together as a single class, shall be required to alter, amend or repeal Articles.

                          CERTIFICATE OF AMENDMENT OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                            PARADYNE NETWORKS, INC.

   Paradyne Networks, Inc. (the "Corporation"), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

   FIRST: That in accordance with the requirements of Section 141 and 242 of the DGCL, the Board of Directors of the Corporation, acting at a meeting duly called and convened on December 27, 2001, duly adopted resolutions: (1) proposing and declaring advisable the amendment to the Amended and Restated Certificate of Incorporation of the Corporation to increase the number of shares of the Corporation's common stock, $.001 par value per share, that the Corporation is authorized to issue from 60,000,000 shares to 80,000,000 shares and (2) recommending that such amendment be submitted to the stockholders of the Corporation for their consideration and approval at a special meeting of stockholders.

   SECOND: That the amendment to the Amended and Restated Certificate of Incorporation of the Corporation is as follows:

   Section A of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in it is entirety and replaced with the following:

   "A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is Eighty-Five Million (85,000,000) shares. Eighty Million (80,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five Million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

   THIRD: That thereafter, pursuant to resolutions of the Board of Directors, the stockholders of the Corporation duly approved the aforesaid amendment to the Amended and Restated Certificate of Incorporation of the Corporation.

   FOURTH: That the aforesaid amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 141, 211 and 242 of the DGCL.

   FIFTH: That said amendment is to become effective upon the filing of this Certificate of Amendment.

   IN WITNESS WHEREOF, Paradyne Networks, Inc. has caused this certificate to be signed by its authorized officer, this 5th day of March, 2002.

                                                 /s/  Patrick M. Murphy
                                          -------------------------------
                                                    By: Patrick M. Murphy
                                                  Title: Senior Vice President,
                                                    Chief Financial Officer,
                                                    Treasurer and Secretary

                             PARADYNE NETWORKS, INC.

                        ANNUAL MEETING OF STOCKHOLDERS

                             TUESDAY, JUNE 11, 2002
                                   10:00 A.M.

                            8545 126TH AVENUE NORTH
                                 LARGO, FLORIDA








--------------------------------------------------------------------------------
PARADYNE NETWORKS, INC.
C/O SHAREOWNER SERVICES(sm)
P.O. BOX 64873
ST. PAUL, MN 55164                                                        PROXY
--------------------------------------------------------------------------------

REVOCABLE PROXY
COMMON STOCK

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS. IF YOU CHOOSE TO SUBMIT YOUR PROXY VOTING INSTRUCTIONS VIA THE INTERNET OR BY TOUCH-TONE TELEPHONE, THEN DO NOT RETURN THIS PROXY CARD.

The undersigned stockholder of Paradyne Networks, Inc., a Delaware corporation ("Paradyne"), hereby acknowledges receipt of the Notice of 2002 Annual Meeting of Stockholders and the related proxy statement and hereby appoints Sean E. Belanger and Patrick M. Murphy, and each of them, proxies, with full power of substitution and resubstitution, for and in the name of the undersigned, to vote all shares of Paradyne common stock which the undersigned held of record on April 24, 2002, at the 2002 Annual Meeting of Stockholders to be held on June 11, 2002 at 10:00 a.m. local time, at 8545 126th Avenue North, Largo, Florida 33773, and at any adjournments or postponements thereof. If a quorum is present, the chairman of the meeting or the affirmative vote of a majority of the shares casting votes at the meeting may authorize the adjournment or postponement of the meeting, and if a quorum is not present, the chairman of the meeting or the affirmative vote of a majority of the shares represented at the meeting may authorize the adjournment or postponement of the meeting; provided, however, that no proxy which withholds authority as to Proposal 1 or is voted against Proposal 2 will be voted in favor of any adjournments or postponements to solicit further proxies for either of such proposals.



                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                                                          COMPANY #
                                                          CONTROL #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

* Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (EST) on June 10, 2002.

* You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

* Follow the simple instructions the voice provides you.

VOTE BY INTERNET -- HTTP://WWW.EPROXY.COM/PDYN/ -- QUICK *** EASY *** IMMEDIATE

* Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 11:00 a.m. (EST) on June 10, 2002.

* You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Paradyne Networks, Inc., c/o Shareowner Services(sm), P.O. Box 64873, St. Paul, MN 55164-0873.





      IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD
                               Please detach here


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.


1. The election of William R. Stensrud       [ ] Vote FOR   [ ] Vote WITHHELD
   as a Class III director for a three-year      the nominee    from the nominee
   term expiring at the 2005 annual meeting of stockholders and until his successor has been duly elected and qualified.

2. The amendment to reduce the minimum vote  [ ] For   [ ] Against  [ ] Abstain
   required to approve amendments to our
   certificate of incorporation other than
   amendments of articles V, VI and VII
   thereof, to a majority of the outstanding stock entitled to vote thereon.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof, including, if submitted to a vote of the stockholders, a motion to adjourn or postpone the special meeting to another time or place for the purpose of soliciting additional proxies.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.
                        ---
Address Change? Mark Box  [ ]  Indicate changes below:    Date:
                                                               -----------------

                                                --------------------------------

                                                --------------------------------

                                                Signature(s) in Box
                                                Please sign exactly as your name
                                                appears on this proxy card. When
                                                shares are held jointly, both
                                                must sign. When signing as
                                                attorney-in-fact, executor,
                                                administrator, personal
                                                representative, trustee,
                                                guardian or similar capacity,
                                                please give full title as such.
                                                If a corporation, please sign in
                                                full corporate name by President
                                                or other authorized officer. If
                                                a partnership, please sign in
                                                partnership name by authorized
                                                person. Where applicable,
                                                indicate your official position
                                                or representative capacity.